                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   THE SOUTHLAND CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   THE SOUTHLAND CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                           2711 NORTH HASKELL AVENUE
                                    BOX 719
                            DALLAS, TEXAS 75221-0719

                                                                  March 22, 1995

Dear Southland Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of The Southland Corporation on Wednesday, April 26, 1995, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Auditorium, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map of Cityplace is included on the outside back cover of the attached Proxy Statement showing entrances to the parking garage. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, describe the proposals being presented to the shareholders for consideration at this meeting and also provide additional important information.

    At this meeting you will be voting on the election of fourteen directors and ratification of the selection of auditors.

    As described in the accompanying Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the persons nominated and FOR the ratification of the selection of auditors.

    A copy of Southland's 1994 Annual Report is being sent to you along with this Proxy Statement and Notice of Annual Meeting. As always, we appreciate your continued interest in Southland.

    We urge you to complete, sign and mail the enclosed proxy card as soon as possible so that your vote will be counted at the meeting.

                                          Sincerely,

                                          CLARK J. MATTHEWS, II
                                          PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER AND DIRECTOR

                           THE SOUTHLAND CORPORATION
                           2711 NORTH HASKELL AVENUE
                                    BOX 719
                            DALLAS, TEXAS 75221-0719

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 1995

TO THE SHAREHOLDERS OF THE SOUTHLAND CORPORATION:

    The Annual Meeting of Shareholders of The Southland Corporation (the "Company") will be held on Wednesday, April 26, 1995, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Auditorium, on the ground floor, at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

        1.  To elect fourteen directors to serve for the ensuing year;

        2. To ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, to be the independent auditors of the Company for the year 1995; and

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business Friday, March 3, 1995, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting.

    Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS THEREON, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BALLOT BOXES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          BRYAN F. SMITH, JR.
                                          ASSISTANT SECRETARY

Dallas, Texas
March 22, 1995

                IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK
                     THE APPROPRIATE BOX ON THE PROXY CARD

                                PROXY STATEMENT
                           THE SOUTHLAND CORPORATION
                           2711 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 1995
          DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH 24, 1995

                              GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors of The Southland Corporation (the "Company" or "Southland") for use at the Annual Meeting of Shareholders to be held April 26, 1995, and at any adjournments thereof. Neither the Company's officers or directors who held office during the last fiscal year, nor any nominee or associate of any of the aforementioned persons, has any interest, direct or indirect, in the matters to be voted upon, other than election to office and as otherwise disclosed herein.

    The Board of Directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. In addition, if you plan to attend the meeting in person, please so indicate in the appropriate space on the proxy card. Each properly executed proxy not revoked will be deemed to grant authority to vote and, unless a contrary instruction is indicated on the proxy, will be voted for the election of fourteen directors and for ratification of the appointment of the accounting firm of Coopers & Lybrand L.L.P. to be the independent auditors of the Company for 1995. Any shareholder may revoke such shareholder's proxy by giving written notice of revocation to the Company at any time prior to the meeting or by advising the Secretary of the revocation at the meeting; however, presence at the meeting will not automatically revoke the proxy and revocation during the meeting will not affect any votes previously taken. The signing of the proxy grants discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. Other than approval of the minutes of the 1994 Annual Meeting of Shareholders, no such matter is known to management.

    The cost of soliciting proxies will be borne by Southland. Southland has retained Hill & Knowlton, Inc., New York, New York, to assist in the solicitation, at an estimated cost of $5,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Solicitation may also be made by officers and regular employees of Southland, without additional compensation, by use of the mails, telephone, telegraph or in person.

SHARES OUTSTANDING AND VOTING RIGHTS

    Shareholders of record as of the close of business March 3, 1995 are entitled to notice of, and to vote at, the meeting. At the record date there were 409,922,935 shares of common stock, $.0001 par value (the "Common Stock"), outstanding and entitled to vote, the only class of voting securities of the Company outstanding, and there were 3,060 record holders on such date. Each outstanding share is entitled to one vote.

    Shareholders are not entitled to vote cumulatively for the election of directors or on any other matter. In addition, an abstention from voting or a broker non-vote will be counted toward determining the presence of a quorum, but will not be included in determining the number of votes "for" the election of directors and will not be counted "for" or "against" ratification of the approval of auditors.

OTHER INFORMATION

    THE COMPANY'S RESTRUCTURING. On October 24, 1990, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Northern District of Texas, Dallas Division (Case No. 390-37119-HCA-11).

    The Company filed a Plan of Reorganization (the "Plan") which provided for, among other things, Ito-Yokado Co., Ltd. ("Ito-Yokado") and Seven-Eleven Japan Co., Ltd. ("Seven-Eleven Japan") to acquire, for an aggregate purchase price of $430 million in cash, pursuant to a Stock Purchase Agreement among IYG Holding Company ("IYG" or the "Purchaser"), Ito-Yokado, Seven-Eleven Japan and the Company, newly issued shares of Common Stock representing approximately 70% of the Company's outstanding shares following the consummation of the Plan. The Plan also provided for holders of the Company's then outstanding securities to receive new debt securities, Common Stock and, in certain cases, cash, in exchange for their old securities. In addition, the Plan provided for the Company to effect a one-for-ten reverse stock split of its Common Stock (the "Stock Split") and, as subsequently modified, provided for the issuance by the Company of new warrants (the "Thompson Warrants"), exercisable (until February 23, 1996) to acquire certain shares of Common Stock owned by the "Warrant Shareholders" (as defined below), at $1.75 per share from the Warrant Shareholders pursuant to a Warrant Agreement with Wilmington Trust Company as Warrant Agent (the "Warrant Agreement").

    On February 21, 1991, the Bankruptcy Court issued an order confirming the Plan and the closing under the Stock Purchase Agreement (the "Closing") occurred on March 5, 1991. The Company issued 286,634,619 shares of Common Stock to IYG, a Delaware corporation, jointly owned by Ito-Yokado and Seven-Eleven Japan, and received $430 million in cash. In connection with the Closing, the Company entered into the Shareholders Agreement, the Warrant Agreement and the Employment Agreements, among others, all as described below.

    SHAREHOLDERS AGREEMENT. Upon the Closing, the Company, IYG, Ito-Yokado and various holders of the Company's Common Stock who held the old common stock prior to the Closing (the "Existing Shareholders") entered into a shareholders agreement (the "Shareholders Agreement") pursuant to which the parties may not offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any shares of Common Stock except in compliance with the Shareholders Agreement. Although transfers are permitted to certain transferees or pursuant to Rule 144 under the Securities Act of 1933, other transfers are subject to the Purchaser's right of first refusal (see "Security Ownership of Certain Persons" and "Security Ownership of Management," below).

    The Shareholders Agreement provides each of the Existing Shareholders (and any persons who hold employee options or employee convertible debentures to purchase shares of Common Stock as a result of employment with the Company) with the right and option to require IYG to purchase up to all of the shares of Common Stock held by such person on the fifth anniversary of the date of the Shareholders Agreement at the fair market value (to be determined in accordance with the terms of the Shareholders Agreement) of such shares on such date.

    In  addition, the Shareholders Agreement  (as amended effective December 30,
1992) provides that the parties to the agreement shall cause the Board to consist of and shall vote their shares as to the election of directors (see "Election of Directors," below) so that the Board shall consist of (i) two individuals (the "Existing Shareholder Nominees") designated by Existing Shareholders holding a majority of shares held by the Existing Shareholders,
(ii) ten individuals (the "Purchaser Nominees") selected by IYG, (iii) two individuals (the "Other Shareholder Nominees") initially designated by the Official Committee of Bondholders appointed by the Bankruptcy Court and, from and after the 1992 annual meeting of the Company's shareholders, for those persons receiving the most votes from shares of Common Stock held by shareholders (the "Other Shareholders") other than IYG and the

Existing Shareholders, and (iv) although no such obligation currently exists, two independent directors if, and to the extent, required to meet the listing or quotation requirements of any exchange or quotation system upon which the Common Stock is or shall be listed or traded (and only if, and to the extent that, the Other Shareholder Nominees fail to qualify as such independent directors).

    In addition, the Shareholders Agreement provides the Existing Shareholders with certain registration rights (if no exemption from registration is applicable for their sales), parallel exit rights and preemptive rights in certain circumstances.

    Moreover, Ito-Yokado agreed to provide certain of the parties to the Shareholders Agreement (including certain entities related to John P. Thompson and Jere W. Thompson, two of the Company's directors, and their family interests, but not including participants in the Company's Grant Stock Plan with respect to shares acquired pursuant to participation in such Grant Stock Plan) with certain loans (the "Loans") based on the pledge of shares of Common Stock as collateral for the Loans (the "Collateral Shares"). Each Loan is a nonrecourse obligation of the borrower except to the extent of the Collateral Shares. Such Collateral Shares may not be sold unless the Loan secured by such Shares is repaid simultaneously with such sales. (See "Security Ownership of Management," below, for a description of the shares currently pledged as collateral under these arrangements.)

    THE WARRANT AGREEMENT.   As part of  the Plan and the  Closing, on March  5,
1991, Thompson Brothers, L.P., The Hayden Company, The Philp Co., The Williamsburg Corporation and Thompson Capital Partners, L.P. (collectively, the "Warrant Shareholders") entered into a Warrant Agreement with Wilmington Trust Company as Warrant Agent, the Company and Ito-Yokado. Pursuant to the Plan, the Company, on behalf of the Warrant Shareholders, agreed to issue the Thompson Warrants exercisable by the holders thereof to purchase up to an aggregate of 10,214,842 shares of Common Stock owned by the Warrant Shareholders.

    Under the Warrant Agreement, each Thompson Warrant entitles the holder to purchase, at the exercise price of $1.75 per Thompson Warrant, one of the underlying common shares, subject to adjustment as provided in the Warrant Agreement, during the period beginning three months after the date of the Warrant Agreement and ending on February 23, 1996. As of March 3, 1995, a total of 5,843,785 Thompson Warrants had been exercised.

    Until the termination of the Warrant Agreement, the underlying common shares will be issued to and held by the Warrant Agent (i) as trustee for the benefit of the appropriate Warrant Shareholder and the holders of the Thompson Warrants or (ii) if a secured loan is made pursuant to the terms of the Shareholders Agreement, as collateral agent solely on behalf of Ito-Yokado. (See "Security Ownership of Management," below, for a description of the shares subject to warrants.)

    Until the termination or expiration of the Warrant Agreement, neither a Warrant Shareholder nor the Warrant Agent may, among other things, dispose of or pledge the underlying common shares except in connection with (i) the exercise of the Thompson Warrants, (ii) a secured loan to a Warrant Shareholder or (iii) a sale of any pledged underlying common shares pursuant to, and in accordance with, a Pledge Agreement (the "Pledge Agreement").

    At all times during the term of the Warrant Agreement, all underlying common shares held by the Warrant Agent as trustee, unless an event of default shall occur under a Pledge Agreement, shall be voted, on any matters submitted to the holders of record of Common Stock, in the same manner as a majority of the votes cast by the holders of record of the Common Stock other than Ito-Yokado and the Warrant Shareholders. If an event of default occurs under a Pledge Agreement, all underlying common shares held as security shall be voted, pursuant to the terms of such Pledge Agreement, in accordance with the instructions of Ito-Yokado. (See "Security Ownership of Certain Beneficial Owners and Management," below.)

    THE EMPLOYMENT AGREEMENTS. As a condition to the Closing, the Company entered into five-year Employment Agreements with Messrs. John P. Thompson, Jere
W. Thompson and Joe C. (Jodie) Thompson, Jr. (the "Thompsons"). As of December 30, 1992, the Employment Agreement with Joe C.

Thompson, Jr. was terminated and Mr. Thompson was paid the present discounted value of the remaining balance payable to him under the Employment Agreement. Also effective December 30, 1992, Mr. Joe C. Thompson, Jr. resigned as a director of the Company, and the Shareholders Agreement was amended to change from three to two the number of directors to be designated by the Existing Shareholders (see "Election of Directors," below). The Employment Agreements, which were effective upon the Closing, provide for annual base salary of $600,000 and annual bonus of $360,000 under each agreement and for the Thompsons to have such duties and responsibilities as are agreed upon from time to time by each of them and the Board. The Employment Agreements also provide that John P. Thompson and Jere W. Thompson will participate in employee benefit plans and arrangements offered to key management employees of the Company. The Employment Agreements also provide vacation, holidays and expense reimbursement in accordance with current Company policy. In early 1995, the Thompsons' Employment Agreements were modified to provide for them to relinquish their office space in Cityplace but retain certain personal property used in their offices.

                       PROPOSAL 1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

    The Board of Directors has set the number of directors constituting the entire board at fourteen, and fourteen directors are to be elected at this meeting. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or until his earlier death, removal or resignation or until his successor is duly elected and qualified.

    Under the Shareholders Agreement (as amended), described above, the parties to the agreement have agreed to vote their shares of Common Stock to elect (a) two Existing Shareholder Nominees, selected by the "Existing Shareholders" (defined in the Shareholders Agreement as The Philp Co., The Hayden Company, The Williamsburg Corporation, Four J Investment, L.P., Thompson Brothers, L.P., Thompson Capital Partners, L.P., participants in the Company's Grant Stock Plan who are signatories to the Shareholders Agreement and any permitted transferee of any of such shareholders, including certain limited partners of Thompson Capital Partners, L.P.), (b) ten Purchaser Nominees selected by IYG and (c) two Other Shareholder Nominees as selected by the holders of shares of Common Stock other than the Existing Shareholders and the Purchaser (see "Shareholders Agreement," above).

    Each of the nominees has been nominated pursuant to the terms of the Shareholders Agreement (described above). Messrs. John and Jere Thompson are the Existing Shareholder Nominees and Messrs. Pacholder and Fernandes are the Other Shareholder Nominees. The remaining ten members of the Board are the Purchaser Nominees. All nominees are currently members of the Board of Directors.

    Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee. The Shareholders Agreement provides that any vacancy occurring in the Board of Directors may be filled pursuant to the terms of that agreement. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
    During 1994, there were five meetings of the Board of Directors. Each of the directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member, except Mr. Sekine who attended all five meetings of the Board of Directors, but only one committee meeting.

    The Board of Directors has an Audit Committee, which was composed of four directors in 1994: Mr. Chai, who served as Chairman, Mr. Fernandes, Mr.
Pacholder and Mr. Sekine. The Audit Committee, which met seven times during 1994, has been assigned the functions of recommending the engagement of independent auditors for the Company and reviewing with them the plan and scope of the audit, its status during the year, the results when completed and the fees for services performed, as well as reviewing the engagement of the independent auditors to perform nonaudit services and the effect, if any, this may have on their independence. The Audit Committee also reviews with the Company's internal auditors the plan, scope and results of their operations. In addition, the Audit Committee discusses with management, the independent auditors and the internal auditors the adequacy of internal accounting controls and may also discuss with each of them, independently of the other, any recommendations on matters which any of them considers to be of importance. The Audit Committee may also review the Company's accounting and financial reporting principles, policies and practices. It also undertakes such other duties as may be assigned to it by the Board of Directors.

    The Board of Directors has a Compensation and Benefits Committee, composed of four directors: Mr. Suzuki, who served as Chairman, Mr. Ashida, Mr. Otsuka and Mr. Fernandes. The Compensation and Benefits Committee met once in 1994. (See "Compensation of Directors and Executive Officers," below, for a description of the functions of the Compensation and Benefits Committee.)

    The Board of Directors does not have a Nominating Committee, as matters related to composition of the Board are controlled by the provisions of the Shareholders Agreement until March 5, 1996.

INFORMATION ABOUT NOMINEES
    The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 1, 1995, of each person nominated, including all positions and offices with Southland, and the principal directorships held by such persons in non-Southland companies. All executive officers of Southland and the directors named herein (other than Mr. Sekine) were in their positions within two years after October 24, 1990, the date Southland filed its voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as described above, although only the Thompsons and Mr. Matthews were officers and/or directors of the Company prior to, and at the time of, the bankruptcy filing.

                                         POSITION WITH SOUTHLAND,
                                         PRINCIPAL OCCUPATION AND              YEAR FIRST
          NAME             AGE     BUSINESS EXPERIENCE PAST FIVE YEARS      ELECTED DIRECTOR
- -------------------------  ---  ------------------------------------------  ----------------
Masatoshi Ito............  70   Chairman of the Board and Director(1)            1991
Toshifumi Suzuki.........  62   Vice Chairman of the Board and Director(2)       1991
Clark J. Matthews, II....  58   President, Chief Executive Officer and       1981-1987 and
                                 Director(3)                                      1991
Yoshitami Arai...........  63   Director(4)                                      1991
Timothy N. Ashida........  55   Director(5)                                      1991
Jay W. Chai..............  61   Director(6)                                      1991
Gary J. Fernandes........  51   Director(7)                                      1991
Masaaki Kamata...........  55   Director(8)                                      1991
Kazuo Otsuka.............  48   Director(9)                                      1991
Asher O. Pacholder.......  57   Director(10)                                     1991
Nobutake Sato............  56   Director(11)                                     1991
Tatsuhiro Sekine.........  60   Director(12)                                     1993
Jere W. Thompson.........  63   Co-Vice Chairman of the Board and                1961
                                 Director(13)
John P. Thompson.........  69   Co-Vice Chairman of the Board and                1948
                                 Director(14)

- ------------------------

(1) Chairman of the Board and Director of the Company since March 5, 1991. Founder, Director and Advisor of Ito-Yokado Group, which includes Ito-Yokado Co., Ltd., Seven-Eleven Japan Co., Ltd. and Denny's Japan Co., Ltd., as well as other companies. Ito-Yokado Co., Ltd. is one of Japan's leading diversified retailing companies which, together with its subsidiaries and affiliates, operates superstores, convenience stores, department stores, supermarkets, specialty shops and discount stores. President of Ito-Yokado Co., Ltd. from 1958 to 1992. Chairman of Seven-Eleven Japan Co., Ltd. from 1978 to 1992, and President from 1973 to 1978. Chairman of Denny's Japan Co., Ltd. from 1981 to 1992, and President from 1973 to 1981. Chairman of Famil Co., Ltd. since

     1979.  Chairman  of  York Mart  Co.,  Ltd.  since 1979.  President  of York
     Matsuzakaya Co., Ltd. since 1979.  President of Robinson's Japan Co.,  Ltd.
     since 1984. Chairman of Maryann Co., Ltd. since 1977. President of Oshman's
     Japan  Co.,  Ltd.  since 1984.  Chairman  of  Steps Co.,  Ltd.  since 1981.
     Chairman of York-Keibi Co., Ltd. since 1977. President of Union Lease  Co.,
     Ltd.  since  1975.  Statutory  Auditor of  Daikuma  Co.,  Ltd.  since 1982.
     Chairman  of  Marudai  Co.,  Ltd.  since  1989.  Director  of  Seven-Eleven
     (Hawaii), Inc. since 1989. Chairman of Umeya Co., Ltd. since 1977. Director of Shop America Limited since 1990. Director and Chairman of the Board of
     IYG Holding Company since 1990.

(2)  Vice Chairman of the Board and Director of the Company since March 5, 1991.
     President and  Chief  Executive  Officer  of  Ito-Yokado  Co.,  Ltd.  since
     October, 1992 and Director since 1971; Executive Vice President from 1985 to 1992; Senior Managing Director from 1983 to 1985; Managing Director from
     1977 to  1983;  employee  since  1963. Chairman  of  the  Board  and  Chief
     Executive  Officer of Seven-Eleven Japan Co.,  Ltd. since October, 1992 and
     Director since 1973; President from 1975 to 1992; Senior Managing Director from 1973 to 1975. Statutory Auditor of Robinson's Japan Co., Ltd. since
     1984. Chairman of Daikuma Co.,  Ltd. since 1978. President of  Seven-Eleven
     (Hawaii),  Inc. since 1989.  President of Shop  America Limited since 1990.
     President and Director of IYG Holding Company since 1990.

(3)  Director of the  Company since  March 5, 1991,  and from  1981 until  1987;
     President  and Chief Executive Officer since  March 5, 1991; Executive Vice
     President (or Senior Executive Vice President) and Chief Financial Officer from 1979 to 1991; Vice President and General Counsel from 1973 to 1979;
     employee since 1965.

(4)  Director of  the Company  since March  5, 1991.  Chairman of  the Board  of
     Systems   International   Inc.,   a  consulting   firm   for  international
     joint-ventures, licensing  and  investment  arrangements,  since  1977  and
     President  from 1970 to 1977. President  of Tokyu Hotels International from
     1977 to  1989. Director  of Entry  Strategies Inc.,  Parallel Inc.,  Nissho
     Berol  Inc., Europe Consultants S.A.,  and Industrial Suppliers S.A. Member
     of Pacific Basin Economic Council and others.

(5)  Director  of  the  Company  since  March  5,  1991.  President  of   A.K.K.
     Associates,  Inc., a consulting firm  for Japanese/American investments, in
     Glendale, California, since 1972. Director of Seven-Eleven Japan Co.,  Ltd.
     since  1991; General  Manager, Far East  Division of  Travel Systems Inter-
     national  in  Los   Angeles  from  1969   to  1972.   Interpreter/Technical
     Coordinator  at Kawaguchi Tour  Services in Los Angeles  from 1966 to 1969.
     Mr. Ashida has  entered into an  "Independent Consultant's Agreement"  with the  Company pursuant  to which he  is paid  $10,000 per month  to serve as liaison with  the  Board  of  Directors.  This  fee  is  inclusive  of  any director's fees to which he would otherwise be entitled.

(6)  Director  of the  Company since  March 5, 1991.  Chairman of  the Board and
     Chief Executive Officer of ITOCHU International Inc. (formerly known as  C.
     Itoh & Company (America) Inc.) since April 1991; Chief Operating Officer from 1989 to 1991; Executive Vice President from 1986 to 1991; Senior Vice
     President from 1982 to 1985; Director since 1983. Executive Vice President of ITOCHU Corporation (formerly C. Itoh & Co., Ltd.), a Japanese trading company, since July 1993; Senior Managing Director from 1991 to 1993;
     Managing Director from 1989 to 1991;  Director from 1986 to 1989.  Managing
     Director  with  Representation  Rights,  ITOCHU  Corporation,  since  1989.
     Director of Isuzu Motors Limited since 1984. Voting Class B Representative on the Board of Representatives of Time Warner Entertainment Company, L.P.
     since June 1992. Strategic Planning Advisor with General Motors Corporation throughout 1982.

(7)  Director of the  Company since  April 11,  1991. Senior  Vice President  of
     Electronic Data Systems Corporation ("EDS"), an information technology service company, since 1984, and Director since 1981. Director of John
     Wiley  & Sons, Inc. since April  1988, and of Westcott Communications since
     May, 1989. Director of the Dallas  Council on World Affairs; member of  the
     Advisory Board of the East Texas State University Foundation; Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls
     Clubs of Greater Dallas, Inc.

(8)  Director  of the  Company since  March 5,  1991. Director,  since 1978, and
     Executive Vice President of Seven-Eleven  Japan Co., Ltd.; Senior  Managing
     Director  since 1989; Managing  Director from 1985  to 1989; employee since
     1973. Director  of  Shop America  Limited  since 1990.  Vice  President  of
     Seven-Eleven  (Hawaii),  Inc. since  1989.  Director and  Treasurer  of IYG
     Holding Company since 1990.

(9)  Director of the  Company since  March 5, 1991.  General Manager,  Corporate
     Development,   Ito-Yokado  Co.,   Ltd.,  since   1986;  Manager,  Corporate
     Development from 1982 to  1986; Assistant to  Mr. Masatoshi Ito,  President
     and Chief Executive Officer, from 1978 to 1982; employee of Ito-Yokado Co.,
     Ltd. since 1975. Assistant Secretary of IYG Holding Company since 1990.

(10) Director  of the  Company since  March 5, 1991.  Chairman of  the Board and
     Chief Financial Officer,  ICO, Inc.,  an oil field  service company,  since
     February  1995; Chairman  of the Board  and Managing  Director of Pacholder
     Associates, Inc., an investment advisory firm, since 1984. Director of  TC/
     GP,  Inc., Forum  Group, Inc., AM  International, Inc.  and USF&G Pacholder
     Fund, Inc. Mr. Pacholder was a director of MacLeod-Stedman, Inc., which went into receivership in 1991 in Manitoba, Canada.

(11) Director  of the  Company since  March 5,  1991. Executive  Vice President,
     Corporate Planning,  Ito-Yokado  Co.,  Ltd., since  1993;  Senior  Managing
     Director from 1985 to 1993; Managing Director from 1983 to 1985; Director from 1977 to 1983; employee since 1964. Director of Denny's Japan Co., Ltd.
     since 1973, Maryann Co.,  Ltd. since 1982, Oshman's  Japan Co., Ltd.  since
     1984  and Marudai  Co., Ltd. since  1989. President of  Urawa Building Co.,
     Ltd. since 1985,  Nitsu Systems Kaihatsu  Co., Ltd. since  1986 and  Waiaru
     Kaihatsu  Co., Ltd. since 1988. Director  and Vice President of IYG Holding
     Company since 1990.

(12) Director of the  Company since  April 28, 1993.  Senior Managing  Director,
     Finance,  Ito-Yokado Co., Ltd., since 1993;  Managing Director from 1991 to
     1993;  employee  since  April  1991.   General  Manager  of  the   Overseas
     Construction  Department from 1989 to 1991;  and General Manager of Finance
     Department, ITOCHU Corporation (formerly  known as C.  Itoh and Co.),  from
     1986 to 1989.

(13) Director  of the  Company since 1961;  Co-Vice Chairman of  the Board since
     March 5, 1991; President  from 1973 to 1991;  Chief Executive Officer  from
     1986  to  1991;  employee since  1956.  Director  of MCorp.  John  and Jere
     Thompson are brothers.

(14) Director of the  Company since 1948;  Co-Vice Chairman of  the Board  since
     March  5, 1991; Chairman  of the Board  from 1969 to  1991; Chief Executive
     Officer from 1961 to 1986; employee since 1948. Mr. Thompson is a director of IRT Corporation, which filed for protection under Chapter 11 of the Bankruptcy Code in 1994.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL BE TABULATED AS A VOTE WITHHELD ON THE ELECTION, AND WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER NOMINEES HAVE RECEIVED THE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    At March 3, 1995, the record date for the annual meeting, the Company was aware of the following beneficial owner of 5% or more of the Company's shares of Common Stock (the only class of voting security of the Company) of which a total of 409,922,935 shares are issued and outstanding:

                                          NAME AND ADDRESS             AMOUNT AND NATURE OF     PERCENT OF
        TITLE OF CLASS                  OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP       CLASS
- ------------------------------  ------------------------------------  -----------------------  ------------
Common Stock,                   IYG Holding Company(a)                  263,642,493 Shares           64.3%
 $.0001 par value               4-1-4, Shibakoen,
                                Minato-ku, Tokyo Japan 105

- ------------------------
(a) IYG Holding Company is a Delaware corporation, created specifically for the purpose of purchasing approximately 70% of the shares of Common Stock of the Company, issued in connection with consummation of the Plan and as contemplated therein and in the Stock Purchase Agreement (see "Other Information," above). It is a jointly owned subsidiary of Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51%, and Seven-Eleven Japan owns 49%, of IYG's outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan's outstanding common stock. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the officers and directors of IYG (see "Security Ownership of Management" and "Information About Nominees"). They each, individually, disclaim beneficial ownership of the shares held by IYG. As a result of private transactions, IYG's ownership is now approximately 64.3% of the Company's outstanding Common Stock.

    In addition, in 1994, the Company received a copy of a Schedule 13G, filed by Highbridge Capital Corporation, Dubin & Swieca Asset Management, Inc. and Dubin & Swieca Capital Management, Inc., reporting ownership of over 5% of the outstanding Thompson Warrants, exercisable for 955,000 shares of the Common Stock. The Thompson Warrants have no voting rights until exercised, and if exercised, the shares received would be less than two-tenths of one percent of Southland's outstanding Common Stock. No amendment to this filing has been received, indicating that ownership has dropped below the reporting threshold.

SECURITY OWNERSHIP OF MANAGEMENT

    COMMON STOCK

    The following table, and the footnotes that follow, show the beneficial ownership of Southland Common Stock as of February 1, 1995, as required by the rules and regulations of the Securities and

Exchange Commission (the "Commission"), by each director and each person nominated for director, by each of the five most highly compensated executive officers of the Company, and by all officers and directors of the Company as a group.

                                                                      AMOUNT AND NATURE OF          PERCENT OF
NAME OF BENEFICIAL OWNER                                             BENEFICIAL OWNERSHIP(A)         CLASS(A)
- -----------------------------------------------------------------  ---------------------------     -------------
Masatoshi Ito....................................................                 2,000,000(b)            .49%(b)
Toshifumi Suzuki.................................................                 1,000,000(c)            .24(c)
Clark J. Matthews, II............................................                   307,769(d)         *
Yoshitami Arai...................................................                    30,000(e)         *
Timothy N. Ashida................................................                    30,000(f)         *
Rodney A. Brehm..................................................                    40,001(g)         *
Jay W. Chai......................................................                       -0-(h)            -0-(h)
Gary J. Fernandes................................................                    50,000(i)         *
Masaaki Kamata...................................................                   100,000(j)         *     (j)
Stephen B. Krumholz..............................................                    40,834(k)         *
Kazuo Otsuka.....................................................                    30,000(l)         *     (l)
Asher O. Pacholder...............................................                       -0-               -0-
John H. Rodgers..................................................                    63,052(m)         *
Michael K. Roemer................................................                    50,001(n)         *
Nobutake Sato....................................................                   100,000(o)         *     (o)
Tatsuhiro Sekine.................................................                       -0-               -0-
John P. Thompson.................................................                10,965,930(p)           2.68%
Jere W. Thompson.................................................                 9,273,318(q)           2.26%
All officers and directors as a group (26 persons)...............               279,214,486(r)          68.11%
- ------------------------
 *   Rounds to less than one-tenth of one percent

(a) At February 1, 1995, there were 409,922,935 shares of Common Stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days. Certain officers and directors received Thompson Warrants as a result of their ownership of Southland's old debt securities and preferred stock. Shares acquirable upon the exercise of such warrants are included in the shares shown in the above table because such warrants became exercisable on June
     5, 1991 and will not expire until February 23, 1996. Because of the applicable Commission requirements, 8,698,480 shares are duplicated under John and Jere Thompson. These duplications are excluded from the total number of shares for all officers and directors as a group. Also excluded from the shares shown are any shares held by limited partners of Thompson
     Capital  Partners, L.P. and  the 1,179,496 shares  held by Thompson Capital
     Partners, L.P., which are subject to the Warrant Agreement and during the term of the Warrant Agreement, the voting and distribution of such shares are restricted by such Warrant Agreement.

(b) Mr. Ito owns 2,000,000 shares directly. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(c)  Mr.  Suzuki  owns 1,000,000  shares directly.  Additionally, Mr.  Suzuki is
     President and a Director of IYG Holding Company. See "Security Ownership of
     Certain Beneficial Owners" above.

(d)  Mr. Matthews owns  7,240 shares  either directly or  as custodian;  143,334 shares  acquired under the Company's Grant  Stock Plan which are subject to the Shareholders Agreement; 156,667

     shares acquirable upon the exercise  of options under the Company's  Equity
     Participation Plan
     (see  "Compensation  of  Directors  and  Officers  --  Executive  Officers'
     Compensation,"  below);  and   holds  528  Thompson   Warrants  which   are
     exercisable for Common Stock.

(e)  Mr. Arai owns 30,000 shares directly.

(f)  Mr. Ashida owns 30,000 shares directly.

(g) Mr. Brehm owns 8,334 shares acquired under the Company's Grant Stock Plan which are subject to the Shareholders Agreement; 31,667 shares acquirable upon the exercise of options under the Company's Equity Participation Plan
     (see  "Compensation  of  Directors  and  Officers  --  Executive  Officers'
     Compensation," below).

(h) Mr. Chai owns no shares directly. ITOCHU Corporation, of which he is Executive Vice President, and ITOCHU International Inc., of which he is
     Chairman of the Board and Chief Executive Officer, together own a total of 20,397,834 shares of Southland Common Stock. Mr. Chai disclaims beneficial ownership of such shares.

(i) Mr. Fernandes owns 50,000 shares directly. In addition, Mr. Fernandes acquired 10,000 additional shares in the open market on February 28, 1995.

(j)  Mr. Kamata  owns  100,000  shares directly.  Additionally,  Mr.  Kamata  is
     Treasurer and a Director of IYG Holding Company. See "Security Ownership of
     Certain Beneficial Owners," above.

(k)  Mr.  Krumholz owns  9,167 shares acquired  under the  Company's Grant Stock
     Plan which  are  subject  to  the  Shareholders  Agreement;  31,667  shares acquirable  upon  the  exercise  of  options  under  the  Company's  Equity
     Participation  Plan  (see  "Compensation  of  Directors  and  Officers   --
     Executive Officers' Compensation," below).

(l)  Mr.  Otsuka  owns  30,000  shares  directly.  Additionally,  Mr.  Otsuka is
     Assistant Secretary  of IYG  Holding Company.  See "Security  Ownership  of
     Certain Beneficial Owners," above.

(m) Mr. Rodgers owns 2,846 shares directly; 23,334 shares acquired under the Company's Grant Stock Plan which are subject to the Shareholders Agreement;
     36,667 shares acquirable upon the  exercise of options under the  Company's
     Equity  Participation Plan (see "Compensation  of Directors and Officers --
     Executive Officers' Compensation," below) which shall expire on May 30, 1995, and holds 205 Thompson Warrants which are exercisable for Common
     Stock.

(n) Mr. Roemer owns 18,334 shares acquired under the Company's Grant Stock Plan which are subject to the Shareholders Agreement; 31,667 shares acquirable upon the exercise of options under the Company's Equity Participation Plan
     (see  "Compensation  of  Directors  and  Officers  --  Executive  Officers'
     Compensation," below) which shall expire on September 30, 1995.

(o)  Mr.  Sato  owns 100,000  shares directly.  Additionally,  Mr. Sato  is Vice
     President and a Director of IYG Holding Company. See "Security Ownership of
     Certain Beneficial Owners," above.

(p) Mr. John Thompson owns 2,227,759 shares and 39,691 Thompson Warrants held by The Hayden Company (the voting stock of which is owned by John P.
     Thompson), of which 522,154 shares are subject to Thompson Warrants and 2,224,844 shares are pledged to Ito-Yokado as collateral for the loans made pursuant to the Shareholders Agreement; also included are 1,447,400 shares and 32,221 Thompson Warrants held by The Philp Co. (the voting stock of which is owned by two trusts, of which John and Jere Thompson serve as two of the trustees), of which 311,557 shares are subject to Thompson Warrants and 1,445,541 shares are pledged to Ito-Yokado as collateral for the Loans made pursuant to the Shareholders Agreement; 7,218,859 shares by Thompson
     Brothers, L.P., a Texas limited partnership in which three Thompson family partnerships, each controlled by one of the Thompsons, are the general partners and The Philp Co. is the limited partner, of which 2,240,660 shares are subject to Thompson Warrants and 7,218,859 are pledged to Ito-Yokado as collateral for the Loans made pursuant to the Shareholders
     Agreement.

(q)  Mr. Jere Thompson owns 568,819 shares  and 6,019 Thompson Warrants held  by
     The Williamsburg Corporation (the voting stock of which is owned by Jere W.
     Thompson), of which 150,848 shares are subject to Thompson Warrants and 568,051 shares are pledged to Ito-Yokado as collateral for the Loans made pursuant to the Shareholders Agreement; also included are 1,447,400 shares and 32,221 Thompson Warrants held by The Philp Co. (see (p) above) and
     7,218,859 shares by Thompson Brothers (see (p) above).

(r)  The  total shares shown are as  follows: 3,355,812 shares owned by officers and directors directly or with family members (including 1,071 shares which can be acquired on exercise  of Thompson Warrants); 7,218,859 shares  owned by  Thompson  Brothers;  2,227,759  shares  owned  by  The  Hayden Company;
     1,447,400 shares  owned by  The  Philp Co.;  568,819  shares owned  by  The
     Williamsburg Corporation; 219,171 shares issued pursuant to the Grant Stock
     Plan  held by  seven officers, and  an additional 43,337  shares held under such plan by non-officers, all of  which grant stock shares are subject  to the  Shareholders Agreement,  and are to  be voted in  accordance with that agreement; 490,836  shares  acquirable  by 13  officers  upon  exercise  of
     options   or  conversion   of  convertible  debentures   under  the  Equity
     Participation Plan; and 263,642,493 shares  held by IYG Holding Company  of which  Messrs. Ito, Suzuki,  Sato, Kamata and Otsuka  are the directors and officers, although they  each disclaim individual  beneficial ownership  of such shares.

    Based upon information provided to the Company, a Form 4 reporting the purchase, on March 28, 1994, of 10,000 shares of Southland common stock by Gary Fernandes was filed approximately ten days late.

             PROPOSAL 2. RATIFICATION OF THE SELECTION OF AUDITORS

    The Board of Directors, upon the recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to be the independent auditors of the Company for 1995. Although not legally required to do so, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Coopers & Lybrand as the Company's independent auditors for 1995 to the shareholders for ratification at this meeting.

    The services provided to the Company by Coopers & Lybrand in 1995 will include, in addition to performing the audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, filed by the Company with the Securities and Exchange Commission; and consultation on accounting, financial reporting, tax and related matters.

    Coopers & Lybrand, a nationally known firm, has no direct or indirect interest in the Company. The firm of Coopers & Lybrand has been the Company's auditor since 1992.

    Representatives of Coopers & Lybrand will be at the meeting, will have an opportunity to make a statement, if desired, and will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR 1995, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" RATIFICATION.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

    The Company's executive compensation program is subject to the approval of the Compensation and Benefits Committee of the Board of Directors. The committee is composed of four directors, as follows: Mr. Suzuki, the chairman of the committee, is Vice Chairman of the Board of Directors, but receives no compensation from the Company for his service as Vice Chairman or as a director. Mr. Suzuki is President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which owns approximately 64% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. During 1992, Ito-Yokado unconditionally guaranteed a $400 million commercial paper facility established by the Company. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. The other committee members are Timothy Ashida, who is a director of Seven-Eleven Japan, and, as described elsewhere herein, has an Independent Consultant's Agreement with the Company to serve as liaison with the Board of Directors, Kazuo Otsuka, who is an officer of Ito-Yokado, and Gary Fernandes, who is Senior Vice President and a director of Electronic Data Systems Corporation. As described elsewhere herein, the Company has entered into contractual arrangements with EDS relating to (1) installation of automatic teller machines in 7-Eleven stores over a ten-year period and (2) providing the Company with retail automation systems, including host computer services, over a five-year period and has paid EDS for certain consulting and business planning services in 1994.

    The Company's Executive Officers, as well as all other management personnel, receive annual compensation consisting of base salary and annual performance incentive, or "bonus," under the Company's Annual Performance Incentive ("API") Plan. The amount paid under this API plan is based upon the employee's or officer's base salary, compensation grade level and the achievement of certain pre-established performance criteria for the Company each year, and in 1995, for certain eligible employees, on the performance of the employee's specific operating unit, more fully described in the Report of the Compensation and Benefits Committee, included elsewhere herein.

    The following table shows the compensation paid, or earned, during 1994, by the Company's Chief Executive Officer and the next four most highly compensated executive officers, as specifically required by the rules and regulations relating to Proxy Statement disclosure.

                                    TABLE 1
                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                         ---------------------------------------
                                              ANNUAL COMPENSATION                AWARDS          PAYOUTS
                                        -------------------------------  ---------------------------------------
            (A)                 (B)        (C)        (D)        (E)         (F)          (G)           (H)           (I)
                                                                OTHER
                                                               ANNUAL    RESTRICTED                                ALL OTHER
         NAME AND                        SALARY      BONUS    COMPENSA-     STOCK      OPTIONS/        LTIP        COMPENSA-
    PRINCIPAL POSITION         YEAR      ($)(I)     ($)(II)   TION($)(III) AWARD(S)($)   SARS(#)   PAYOUTS($)(IV) TION($)(V)
- ---------------------------  ---------  ---------  ---------  ---------  -----------  -----------  -------------  -----------
Clark J. Matthews, II             1994    390,000    177,840     N/A            -0-          -0-        55,843         9,981
  President and Chief             1993    390,000    131,040
  Executive Officer               1992    390,000    161,850
John H. Rodgers (vi)              1994    285,000    110,800     N/A            -0-          -0-        29,788         9,560
  Executive Vice President,       1993    285,000     79,800
  Chief Administrative            1992    257,500    155,405
  Officer and Secretary
Stephen B. Krumholz               1994    271,000    112,980     N/A            -0-          -0-        29,788         7,239
  Executive Vice President        1993    271,000     75,880
  and Chief Operating             1992    235,500     97,450
  Officer
Michael K. Roemer (vi)            1994    200,000     63,800     N/A            -0-          -0-        12,757         6,967
  Senior Vice President,          1993    200,000     44,800
  Merchandising                   1992    184,000     55,776
Rodney A. Brehm                   1994    195,000     64,280     N/A            -0-          -0-        12,757         6,947
  Senior Vice President,          1993    195,000     43,680
  Foodservice and                 1992    183,750     58,100
  Distribution

- --------------------------
(i) In general, officers received no salary increases in 1989, 1990, 1991 and 1994, unless they were promoted to positions with additional responsibilities during a particular year. Mr. Matthews received neither a salary increase nor any special bonus compensation from 1990 through 1994.

(ii) During 1992, certain executive officers were granted special bonuses to compensate them for the loss of income in prior years. In addition, certain officers and other employees received special bonus amounts in 1994. The amounts paid as a special bonus to any of the five named executive officers are included in the bonus amount shown in column (d).

(iii) No "Other Annual Compensation" is shown because the total amounts paid for perquisites in 1994 did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for 1994.

(iv) All amounts were paid in 1995 pursuant to the 1993 Performance Plan, based on the Company's 1994 achievement of above threshold operating earnings under the plan.

(v) Includes only (a) the amount of Company contribution for 1994 to each of the named executive officer's accounts in The Southland Corporation Employees' Savings and Profit Sharing Plan (the "Savings and Profit Sharing Plan"), a Section 401(k) defined contribution plan with over 22,000 participants, as follows: $6,269 each for Messrs. Krumholz, Roemer and Brehm, and $8,359 each for Messrs. Matthews and Rodgers; and (b) for each of the named executive officers, the full premiums paid for basic term life insurance under the Company's group plan for all employees, as follows: Mr. Matthews -- $1,442; Mr. Rodgers -- $1,022; Mr. Krumholz -- $970; Mr. Roemer -- $698 and Mr. Brehm -- $678.

(vi) During 1995, both Mr. Rodgers and Mr. Roemer terminated their employment with the Company. See "Arrangements Related to Termination of Employment," below.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The Company granted no options or SARs during 1994.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

           (A)                 (B)            (C)             (D)             (E)
                                                           NUMBER OF
                                                          UNEXERCISED      VALUE OF
                                                            FY-END        UNEXERCISED
                                                              (#)        IN-THE-MONEY
                                                         OPTIONS/SARS    OPTIONS/SARS
                              SHARES                       AT FY-END          AT
                           ACQUIRED ON       VALUE            (#)          FY-END($)
NAME                       EXERCISE(#)    REALIZED($)   EXERCISABLE(I)   EXERCISABLE(II)
- -------------------------  ------------  -------------  ---------------  -------------
Clark J. Matthews, II....       --            --             156,667          N/A
John H. Rodgers..........       --            --              36,667          N/A
Stephen B. Krumholz......       --            --              31,667          N/A
Michael K. Roemer........       --            --              31,667          N/A
Rodney A. Brehm..........       --            --              31,667          N/A

- ------------------------

(i) All options shown are held pursuant to the Equity Participation Plan and became exercisable on December 31, 1994. Pursuant to the terms of the plan, both Mr. Rodgers' and Mr. Roemer's options will expire 90 days after termination of employment.

(ii) All outstanding options are exercisable at $7.50 or $7.70 per share. The Common Stock is currently trading at prices significantly below this level.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                             ESTIMATED FUTURE
                                                              PAYOUTS UNDER
                                                          NON-STOCK PRICE-BASED
                                                                  PLANS
                                                          ----------------------
             (A)                    (B)          (C)          (D)         (F)
                                             PERFORMANCE
                                              OR OTHER
                                 NUMBER OF     PERIOD
                                  SHARES,       UNTIL
                                   UNITS     MATURATION
                                 OR OTHER        OR        THRESHOLD    MAXIMUM
NAME                             RIGHTS(#)     PAYOUT      ($ OR #)    ($ OR #)
- ------------------------------  -----------  -----------  -----------  ---------
Clark J. Matthews, II.........     334,740     12/31/94          -0-   $ 668,700
John H. Rodgers...............     178,150     12/31/94          -0-     356,700
Stephen B. Krumholz...........     178,550     12/31/94          -0-     356,760
Michael K. Roemer.............      76,760     12/31/94          -0-     152,760
Rodney A. Brehm...............      76,760     12/31/94          -0-     152,760

- ------------------------
Column (e) has been deleted because there is no "target" payout amount under the plan.
See "Summary Compensation Table" for the cash awards paid pursuant to this plan for 1994.

    The long-term incentive plan awards described in the above table were all granted under the 1993 Performance Plan, adopted by the Company in 1993, with two-year cumulative operating earnings targets. Under the 1993 Performance Plan performance units are granted to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level are awarded the same number of units. Units are awarded for each year that the executive is a participant in the plan. At the end of the plan period (December 31, 1994) the award pool for this plan equalled a predetermined amount of each dollar of operating earnings achieved by the Company above the threshold operating earnings set for each year. The Plan contains both annual and cumulative thresholds. Failure to meet the threshold operating earnings in one year could possibly have no impact if the other year's results were sufficient to offset any shortfall.

    The Company's 1993 operating earnings were not above the threshold for 1993 and, pursuant to the terms of the plan, 1993 operating earnings were therefore not used to calculate either the cumulative threshold, or cumulative actual operating earnings under the plan. For 1994, the amount that accrued for the award pool was $.20 of every dollar over the threshold operating earnings amount (which was the Company's budgeted operating earnings) and, if the Company's 1994 actual operating earnings had been sufficient to pay 100% of the targeted bonus amount under the Company's API plan, then $.45 of every dollar of actual operating earnings above that amount was to have been contributed to fund the award pool. The Company's 1994 operating earnings did exceed the threshold amount, and approximately $1.48 million, or 12% of the potential awards payable, was distributed under this plan.

    The maximum aggregate awards that can be paid under this plan are equal to the total amount of API payable to the participants in this plan for the plan period. This plan has been revised and extended to cover a new plan period of 1995-1996. See "Board Compensation Committee Report on Executive Compensation," below.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

    The Company does not maintain a defined benefit pension plan for its employees. It does maintain an Executive Protection Plan, covering approximately 45 executives in 1994, including each of the named executive officers. This plan provides three benefits: salary continuation upon retirement at age 65 (or later) equal to 150% of the executive's "final compensation," as determined for plan purposes, payable in ten equal annual installments (if the executive retires before age 65, but after age 55, an adjusted benefit will be paid);
post-retirement life insurance equal to 200% of the executive's "final compensation," as determined for plan purposes, plus $15,000 (or, in lieu thereof, if the executive dies prior to retirement, a salary continuation death benefit shall be paid to the executive's named beneficiary, equal to 200% of such compensation, payable in ten equal annual installments); and disability income in excess of the amount provided under the Company's group long-term and short-term disability plans, if the executive becomes disabled while a participant in this plan, that will bring the total amount paid to the executive to the level of 80% of "final compensation" prior to the disability. The Company maintains various insurance policies to fund the amounts payable under this plan.

    Under the current plan provisions, the "final compensation" on which benefits would be calculated for each of the named executive officers, based on that executive's 1994 earnings, would be as follows:

    Mr. Matthews -- $567,840, Mr. Rodgers -- $393,300, Mr. Krumholz -- $373,980,
Mr. Roemer -- $260,800, and Mr. Brehm -- $254,280. Under the plan, normal retirement age is 65; however, if an executive retires at age 55 or later, a reduced benefit is payable under the plan. At age 55, the benefit is 50% of what would have been paid at age 65; the benefit increases to 55% at age 56, and increases 5% per year thereafter for each year up to age 65.

ARRANGEMENTS RELATED TO TERMINATION OF EMPLOYMENT

    In February 1995, both Mr. Rodgers and Mr. Roemer, two of the named executive officers, resigned as officers of the Company, and received certain separation benefits.

    Mr. Rodgers resigned from the Company effective February 28, 1995. As part of the Company's ongoing efforts to streamline its organization, the position of Executive Vice President and Chief Administrative Officer will not be refilled. In recognition of his 22 years of service to the Company, he received a "Separation Grant" equal to the discounted present value of approximately three years' salary plus the discounted present value of 100% of his normal Annual Performance Incentive for 1995 ($790,403 and $140,227, respectively) plus certain benefits payable starting in 1998 (or earlier, if he should die prior to that date) equal to those he would have received from the Company under the Executive Protection Plan had he retired at age 55, the 1995 Performance Plan for 1995, Car Allowance Program through February 1998, Life Insurance Benefits, including the amount necessary to purchase enhanced life insurance coverage, disability coverage equal to 65% of his final base salary, reimbursement to cover the cost of Retiree Medical Coverage in excess of employee coverage through

February 1998, as well as a nonqualified deferred compensation benefit that replaced his qualified 401(k) plan benefits through 1998. To compensate Mr. Rodgers for the 36,667 stock options he holds under the Equity Participation Plan that, pursuant to the terms of that plan, expire 90 days after termination of employment, and which, as stated elsewhere herein, are currently without value, Mr. Rodgers was also granted a phantom stock option, exercisable through December 31, 1997, with a value of up to $2.50 per option, should the price of Southland's common stock exceed the option exercise price by that amount.

    Mr. Roemer, who has been an employee of the Company since 1966, chose, for personal reasons, to take early retirement and resigned from his position as Senior Vice President, Merchandising, effective February 28, 1995. Mr. Roemer will remain an employee through June 30, 1995, at which time he will receive certain enhanced retirement benefits from the Company, including a "Separation Grant", payable in semi-monthly installments through February 28, 1998, equal to his base salary and the greater of 100% of his 1995 Annual Performance Incentive, or such percentage as is actually earned in 1995 under that plan (a total of $533,333 over the 32-month period and $80,000, respectively). In addition, Mr. Roemer will receive benefits equal to those he would have received from the Company under the Executive Protection Plan, payable starting in 1998 (or earlier, if he should die prior to that date) had he retired at age 55 under that plan, as well as the amount he would have earned under the 1995 Performance Plan for 1995, Car Allowance Program for 1995 and reimbursement to cover the cost of Retiree Medical Coverage in excess of the cost of employee coverage through February 1998. To compensate Mr. Roemer for the 31,667 stock options he holds under the Equity Participation Plan that, pursuant to the terms of that plan, expire 90 days after termination of employment, and which, as stated elsewhere herein, are currently without value, Mr. Roemer was also granted a phantom stock option, exercisable through December 31, 1997, with a value of up to $2.50 per option, should the price of Southland's common stock exceed the option exercise price by that amount.

    The Company currently maintains sufficient insurance to be completely reimbursed the full cost of providing these separation benefits.

DIRECTORS' COMPENSATION

    In 1994, the Company paid non-employee Directors an annual fee of $25,000 plus $1,000 for attendance at each meeting of the Board, or Committee thereof, on which they serve. For this purpose, Clark J. Matthews, II, as well as employees of Ito-Yokado and Seven-Eleven Japan, and the Thompsons (see "Other Information -- The Employment Agreements," above) were not considered non-employee directors. The Chairman of the Audit Committee receives an additional annual fee of $5,000 for serving as Chairman of that Committee.

    In addition, as described above under "Election of Directors" and elsewhere herein, Mr. Ashida is paid $120,000 per year, inclusive of the director's fees to which he would otherwise be entitled, under an Independent Consultant's Agreement entered into on July 1, 1991, pursuant to which he serves as liaison with the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As described above, the Compensation and Benefits Committee of the Board of Directors is composed of four directors. Mr. Suzuki, the chairman of the committee, is Vice Chairman of the Board of Directors, but receives no compensation from the Company for his service as Vice Chairman or as a director. Mr. Suzuki is President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which owns approximately 64% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. During 1992, Ito-Yokado guaranteed a $400 million commercial paper facility established by the Company. Seven-Eleven Japan, a 51% owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. The other committee members are Timothy Ashida, who is a director of Seven-Eleven Japan and, as described elsewhere herein, has an Independent Consultant's Agreement with the Company to serve as liaison with the Board of Directors, Kazuo Otsuka, who is an officer of Ito-

Yokado, Gary Fernandes, Senior Vice President and a director of EDS, with which the Company currently has several contracts for EDS to assist the Company with data processing, consulting and business planning, as well as for installation and operation of automatic teller machines ("ATMs") in the Company's stores over several years.

    Both Mr. Ito and Mr. Suzuki served as officers and/or directors of IYG Holding Company, Ito-Yokado and Seven-Eleven Japan, as well as serving as Chairman and Vice Chairman of the Company during 1994.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The functions of the Compensation and Benefits Committee are to review the level, coverage and competitiveness of the Company's compensation, incentives, benefits and perquisites and its plans, goals and objectives for officer level and other executive positions, so as to retain and reward high quality personnel in key positions, to administer the Equity Participation, Stock Unit Incentive and Grant Stock Plans; to make amendments to the various plans; and to institute new plans. It also undertakes such other duties as may be assigned to it by the Board of Directors.

    In carrying out its duties, the Committee has relied on recommendations presented to it by outside consultants who have been utilized from time to time to assist the Company in determining the competitiveness of its compensation policies, as well as on recommendations of the Company's executive officers with regard to the specific performance of individuals in carrying out their job responsibilities, and on data collected and utilized by the Company's Compensation and Benefits Department about compensation structure, practices and payment levels in certain "Comparable Companies" (as described below).

    During 1993, after performing a multi-year analysis of all exempt job classifications, the Company revised its salary administration plan. All exempt jobs were evaluated based upon the job responsibilities of each position which were compared against the compensation paid by companies of similar size for jobs of similar responsibilities, in the various geographic areas where the Company's employees are located. The resulting job reclassification affected all exempt job levels, including officers. Based upon the comparative data collected, the Company's compensation structure is now designed so that the combined total of full annual salary and full annual performance incentive compensation will achieve a compensation level that is slightly above the median compensation level for the same job responsibilities in the comparative data used.

    The Company's executive officers and all exempt personnel receive annual compensation consisting of a combination of base salary and the potential to earn an annual performance incentive. The amount of annual performance incentive received by any particular executive for service in 1994 was based on the achievement, by the Company, of a threshold amount of operating earnings, determined against a budgeted goal, as set forth in the Company's internal budget documents. The amount of annual performance incentive that can be earned by an individual is a predetermined percentage of that individual's base salary, and is pegged to the salary administration grade level assigned to the individual's job. In 1994, achievement of the full budgeted operating earnings resulted in payment of 50% of the targeted annual performance incentive. In addition, there was the potential to earn in excess of 50% of the targeted annual performance incentive if the Company achieved a higher than budgeted level of operating earnings. Based upon the calculations under the formula for this plan, 76% of annual performance incentive was paid for 1994.

    The Chief Executive Officer and all executive officers are compensated under this plan. The annual performance incentive potential for the Chief Executive Officer, if the 100% target is reached, is 60% of base salary. The Company's senior officers (Mr. Rodgers and Mr. Krumholz in 1994) have annual performance incentive potential of 50% of base salary. Other executive officers have a potential to earn between 34% and 45% of their base salary.

    For 1995, the annual performance incentive will again be based upon the Company's achievement of certain operating earnings threshold, budgeted target and above-budget goal levels. If the budgeted operating earnings amount is achieved, 100% of the annual performance incentive will be earned. If operating earnings exceed the budgeted amount, then $.35 of each excess dollar of operating earnings will fund the payment of additional annual performance incentive until 150% of the annual performance incentive has been earned. Any operating earnings in excess of this amount will continue to fund the annual performance incentive, at $.15 per excess dollar earned until the maximum payment for 1995 is achieved under the 1995 Performance Plan (see below), and then $.35 of each excess dollar of operating earnings shall fund this plan until the maximum 200% of annual performance incentive has been paid. In addition, in 1995 certain executives' annual performance incentive may be based partly on the performance of their particular operating units and only partly on the performance of the Company as a whole.

    As he had done in the past three years, Mr. Matthews, who became Chief Executive Officer in 1991, again requested in 1994 that he not be granted any increase in base salary. Moreover, none of the Company's executive officers received salary increases in 1994, as the Company's focus was on the use of its capital to strengthen the stores' image and to emphasize programs that assisted the stores' operations.

    Based upon a review of the implementation of various new merchandising, training and customer-oriented initiatives during the past year, it was determined that Mr. Matthews' base salary should be increased to $410,000 for 1995. This amount represents a five percent increase, the first increase Mr. Matthews has had since 1989. Although Mr. Matthews' base salary is still well below the median for Chief Executive Officers in companies of comparable size, revenues and earnings, it is anticipated that this shortfall will be eliminated over a multi-year period. This increase in salary will also impact the amount of annual performance incentive that Mr. Matthews is eligible to earn, as well as his benefit eligibility under other Southland benefit plans.

    In addition, the Company's other officers were also granted increases in base salary, ranging from five to ten percent, in recognition of the Company's improvement in earnings and merchandise sales in 1994.

    To retain and reward employees, the committee approved extension of the mid-term incentive plan, originally instituted in 1993. This Plan, with two-year cumulative operating earnings targets, grants performance units to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level are awarded the same number of units. Units are awarded for each year that the executive is a participant in this plan. Although the 1993 threshold for this plan was not achieved, the 1994 threshold, which the Committee determined would not be cumulated with 1993 results, was achieved and approximately 12% of the potential awards under this plan were paid.

    The term of the extended plan will be 1995 and 1996. Threshold Operating Earnings targets will be set for each year in the Plan Period, and for the cumulative two-year term. Awards will be paid if the threshold is exceeded during either year in the Plan Period, and if the results in either the first or second year exceed the cumulative target, then any excess amount can be applied to the cumulative target.

    The Award Pool for this plan will equal a predetermined amount of each dollar of operating earnings achieved by the Company above the threshold set for each year in the plan term and for the cumulative two-year term. In 1995, this threshold shall be budgeted operating earnings and the amount to be accrued for the award pool is $.15 of each dollar over this threshold amount, until 150% of the annual performance incentive for 1995 is earned. At this level, $.35 of every excess dollar of operating earnings shall fund awards under this plan, until the maximum awards payable have been funded. The maximum aggregate awards that can be paid under this plan are equal to the total amount of annual performance incentive payable to the participants in this plan for the plan period (i.e., the total of 1995 and 1996 annual performance incentive payable at 100% to all executives eligible to participate in the plan) and this amount shall be paid if the cumulative maximum target is achieved at the end of the plan term. Any amounts paid at the end of the first year shall be included in determining the amount of the total awards paid under this plan.

    The Committee does not currently intend to change the components of compensation, other than as discussed above, for the Company's executive officers. The Equity Participation Plan, adopted in 1987 following the Company's leveraged buyout, remains in place. Options granted under that plan became exercisable on December 31, 1994. Under current market conditions, the options are without value, as the exercise price to acquire a share of Common Stock is $7.50 or $7.70 under the plan.

    In carrying out its functions, the Committee refers to data collected from various sources by the Company's Compensation and Benefits Department. The Company believes that, to effectively recruit talented executives, it must compete with other national companies having a similar employee base, approximately the same range of revenues and similar geographic locations, although such companies are not in the same line of business as Southland (the "Comparable Companies"). Therefore, the companies used for compensation comparisons are not the same companies as those included in the peer group index shown on the Performance Graph appearing elsewhere herein. The companies included in that peer group are specifically selected because they (1) are publicly owned with actively traded Common Stock (2) have a market capitalization that can be analyzed for comparison with Southland's rate of return on equity and (3) engage in either the convenience retailing or food retailing business. The Company believes it competes with a much broader range of companies in its quest for executive talent.

    Changes in the tax laws for 1994 and thereafter will not permit companies to recognize a tax deduction for compensation in excess of $1,000,000 to any of the five most highly compensated officers, unless the plan under which such compensation is paid is not only approved by the Board's Compensation Committee, but is also performance-based and approved by the Company's shareholders. The Committee considered whether or not shareholder approval should be sought for any of the Company's current-year compensation plans to conform with this new law. After reviewing the applicability of the limitation to the Company's specific plans (awards under plans adopted prior to 1993 are excluded from the limitation), the Committee determined that no action is necessary to solicit shareholder approval for any compensation plans at this time.

    The Committee will continue to review the compensation package provided for the Chief Executive Officer and other executive officers, and to monitor its competitiveness within the industry and the community, as well as its relationship to shareholders' return on investment in the Company, making adjustments that are deemed appropriate, both in compensation policies and practices, compensation structure and the actual amounts paid.

                              Toshifumi Suzuki, Chairman
                               Timothy Ashida
                               Gary J. Fernandes
                               Kazuo Otsuka

PERFORMANCE GRAPH

    The Performance Graph, below, shows the value, at year-end 1991, 1992, 1993 and 1994 of an investment in Southland Common Stock of $100 on March 5, 1991 (the date the stock was first traded in the public market following the consummation of Southland's Restructuring). Also shown are the values, assuming $100 invested in the NASDAQ Market Index and a peer group index selected by the Company consisting of three publicly traded convenience store companies (Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc.) and three food retailers (The Kroger Co., Safeway, Inc. and The Vons Companies Inc.), also beginning on March 5, 1991, and at year-end 1991, 1992, 1993 and 1994. Missing from the peer group are two of the Company's major convenience store competitors: the Circle K Corporation ("Circle K") and National
Convenience Stores ("NCS"), as both companies were involved in Chapter 11 bankruptcy proceedings during the period covered by this graph. NCS has only been publicly traded since March 1993; Circle K has only recently filed a registration statement for a public offering of securities; therefore, the Company could not include Circle K or NCS in the peer group used for this graph as comparative data, for the time period presented, is not available. The Company may decide, in future years, to change the composition of the peer group when comparative data is available.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              1991       1991       1992       1993       1994
The Southland Corporation         100        200     323.34        720        480
Peer Group                        100      90.38      74.89      93.45     121.82
Broad Market                      100      109.7     110.78     132.88     139.51

                     ASSUMES $100 INVESTED ON MARCH 5, 1991
                      ASSUMES DIVIDEND REINVESTED (IF ANY)
                         FISCAL YEAR ENDING DECEMBER 31

                                                                    FISCAL YEAR ENDING DECEMBER 31
                                                  MARCH 5,    ------------------------------------------
COMPANY                                             1991        1991       1992       1993       1994
- -----------------------------------------------  -----------  ---------  ---------  ---------  ---------
The Southland Corporation......................      100.00      200.00     323.34     720.00     480.00
Peer Group.....................................      100.00       90.38      74.89      93.45     121.82
Broad Market...................................      100.00      109.70     110.78     132.88     139.51

Source of information: Media General Financial Services

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    On September 9, 1992, the Company began issuing commercial paper in a program under which it can issue up to $400 million based upon the Company's needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

    Seven-Eleven Japan is the largest area licensee of the Company, operating, as of December 1994, over 5,800 7-Eleven stores in Japan under an area license agreement entered into in 1973. In 1988, the Company entered into a financing arrangement pursuant to which it pledged the royalty stream from Seven-Eleven Japan as collateral for the approximately twenty-year term of the financing. Thereafter, the royalties under the area license agreement, at a reduced percentage, would again be paid to the Company. In 1994, the royalties from Seven-Eleven Japan that were paid under this arrangement totalled $41,930,321.

    In addition, Seven-Eleven (Hawaii), Inc., the Company's area licensee in Hawaii, is a subsidiary of Seven-Eleven Japan, and operates 47 stores in Hawaii. During 1994, Seven-Eleven (Hawaii), Inc. paid the Company approximately $60,052 in connection with the area license arrangement.

    As of December 31, 1994, the Savings and Profit Sharing Plan leased a total of 818 operating convenience stores to the Company plus 82 other locations at rates slightly more favorable for the Savings and Profit Sharing Plan than contemporaneously available similar transactions with third parties. Rentals, including percentage rents, paid by the Company to the Savings and Profit
Sharing Plan for 1994 aggregated $31,251,384. During 1994, the Savings and Profit Sharing Plan sold 43 locations to third parties that were leased to the Company at the time of the sale. The leases with the Company were terminated on 39 locations upon payment by the Company of $2,376,836 as termination fees and the leases on four locations were assigned to the buyer.

    During 1994, the Company leased a 7-Eleven store location from an entity owned by Thompson family interests. The total rents paid in 1994 were $69,768. This lease was entered into in the ordinary course of business in 1986 and is expected to continue for its term of 14 years, 11 months, with three renewal options of five years each.

    Southguard Corporation, a company that is approximately 22% owned by Jodie Thompson, brother of John and Jere Thompson, operates 7-Eleven stores in the Corpus Christi, Victoria and Wichita Falls, Texas and the Lawton, Duncan and Altus, Oklahoma areas pursuant to two Area License Agreements with the Company. Southguard Corporation pays the Company a royalty for the continued use of the 7-Eleven name on these stores. Royalty payments under these area licenses totalled $541,736 in 1994. During the first quarter of 1995, Southguard and the Company entered into a conditional agreement to terminate the area licenses, in exchange for a fee from Southguard to the Company, in connection with Southguard's decision to stop using the 7-Eleven name and system.

    John and Jere Thompson, through family interests, have an interest in 7-Eleven Stores of Oklahoma, a partnership that operates 7-Eleven stores in Oklahoma pursuant to a license agreement from the Company.

    Gary J. Fernandes, a director of Southland is an officer and director of Electronic Data Systems Corporation ("EDS") from which Southland leases property at 3308 S. Collins, Arlington, Texas 76019, for annual rental of $10,062.

    In addition, during 1993, the Company entered into a ten-year agreement with EDS for the installation and operation of ATMs in 7-Eleven stores. Payments from EDS to the Company, under this agreement, include both a flat fee per month per store and transaction-based fees determined by the number of transactions completed on the ATM each month. Payments to the Company under these agreements relating to operation of ATMs in the Company's stores totalled $3,863,727 in 1994. Such payments are expected to continue in the future.

    During 1994, EDS also provided the Company with certain consulting and business systems planning services to assist the Company in its planning of automated retail systems and, in December 1993, the Company and EDS entered into an agreement which provides that EDS will operate the host computer and provide a data network for the Company's retail automation project which is being installed in a phased approach. During 1994, the Company paid EDS a total of approximately $2,049,232 in connection with these business systems planning and retail automation projects. Such payments are expected to continue in the future, pursuant to the terms of the relevant agreements.

    Effective November 1, 1993, Southland and EDS entered into a two-year agreement under which EDS is providing Southland with hardware, software maintenance and data processing services in connection with Southland's combined distribution center (CDC) and commissary programs and, in December 1993, under a separate agreement, EDS delivered certain software to the Company for use in connection with the CDC program. Southland paid EDS approximately $1,089,777 during 1994 for these services. Payments to EDS for these services have continued in 1995.

    ITOCHU Corporation (formerly C. Itoh & Co.) entered into a Consulting Agreement with The Southland Corporation and Seven-Eleven Japan Co., Ltd. in 1973, related to the 7-Eleven convenience store chain operating in Japan, and has performed under this agreement since then. Mr. Jay Chai, a director of the Company, is Chairman and Chief Executive Officer of ITOCHU International Inc. and Executive Vice President of ITOCHU Corporation.

    Also, both ITOCHU International and ITOCHU Corporation are general trading companies and each has a 10% direct equity interest in Prime Deli Corporation, a company that operates a fresh food commissary for Southland, serving approximately 240 7-Eleven stores in the Dallas, Texas area. During 1994, Southland purchased fresh food products from the commissary for approximately $3,365,500 and, in addition, paid Prime Deli approximately $19,000 as fees related to returned, out-of-code or damaged merchandise and in connection with advertising and promotions.

    In addition, ITOCHU International Inc. and ITOCHU Corporation may, from time to time, negotiate with the Company to provide additional goods or services.

    As of December 31, 1994, Messrs. John P. Thompson, Jere W. Thompson and their brother, Joe C. Thompson, Jr., as well as Clark J. Matthews, II, and one former officer of the Company, were indebted to the Company under a split dollar insurance arrangement. The Company has made advances to each insured to cover the premiums due on an insurance policy obtained for them by the Company, although no additional amounts were advanced in 1994 and no additional premiums were paid during the year. The Company requires a promissory note and a collateral assignment of the insurance policy to secure repayment of the amount loaned, and the indebtedness is fully secured by the policy assignments. As of December 31, 1994, the total amount of indebtedness outstanding was as follows:
John P. Thompson -- $496,020; Jere W. Thompson -- $349,974; Joe C. Thompson, Jr.
- -- $128,583 and Clark J. Matthews, II -- $158,919. Pursuant to the termination of his Employment Agreement, no further amounts will be advanced to Joe C. Thompson, Jr.

    In addition, in February 1994, under the Company's relocation policy, a loan of $204,300 was made to Stephen LeRoy, Vice President, International and Real Estate, of the Company, to assist with his relocation at the Company's request. As security for the loan, the Company was granted a security interest in his old home and in the property purchased at the new location. Pursuant to the terms of the loan, the Company was paid in full when Mr. LeRoy's old home was sold.

                             SHAREHOLDER PROPOSALS

    Any shareholder intending to present a proposal and wishing to have it included in the Proxy Statement for the Company's 1996 Annual Meeting of Shareholders, which is expected to be held during April or May 1996, must send such proposal to the Company at its principal office, 2711 North

Haskell Avenue, Dallas, Texas 75204, Attn: Secretary. Such proposal must be received by the Company not later than December 1, 1995, and must comply with the then current rules of the Securities and Exchange Commission relating to shareholder proposals.

                                 ANNUAL REPORT

    The Annual Report of the Company for the year ended December 31, 1994 is being mailed to shareholders with this Proxy Statement but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material. A COPY OF SOUTHLAND'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 (WITHOUT EXHIBITS ) WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: MANAGER, INVESTOR RELATIONS, THE SOUTHLAND CORPORATION, 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204.

                                 OTHER BUSINESS

    Management knows of no other matters to be brought before this meeting. However, if other business should come before this meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management's reports will be heard and received. Neither the hearing of the reports nor the approval of the minutes will constitute approval or disapproval of the matters set forth therein.

                                INDEMNIFICATION

    Pursuant to the Company's Articles of Incorporation and Bylaws and the Texas Business Corporation Act, the Company has agreed to indemnify certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers of the Company.

                                                                   APPENDIX


On the outside back cover of the Proxy Statement of The Southland Corporation there is a map of the intersection of North Central Expressway and Lemmon Avenue and North Central Expressway and Haskell Avenue, in Dallas, Texas, showing the entrances to Cityplace Center.

Cityplace Center East is located on the southeast corner of the intersection of Haskell and Central Expressway.

- - To enter underground parking garages use Ramp #2, #3, or #5.
    #2 is entered from left lane while eastbound on Haskell.
         #3 is entered from left lane while westbound on Haskell.
              #5 is entered from southbound Weldon.

- - At entrance ramp gate - take parking ticket to raise gate and enter, parking is complimentary.

- - Proceed along roadway to entrance of either garage "B" or garage "C", note Compact car spaces.

- - Locate garage elevators, take elevator to Concourse Level "C".

- - Exit Level "C" elevator lobby thru glass doors and follow signs to East Tower entrance.

- - Enter East Tower at revolving door and proceed thru retail corridor to information Kiosk.

- - An escalator located behind the Kiosk provides access to the ground floor lobby and conference center.

PROXY

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 1995
                       THE SOUTHLAND CORPORATION

The undersigned hereby constitutes and appoints Clark J. Matthews, II, Bryan
F. Smith, Jr. and Carol S. Hilburn, and each of them (acting by majority or if only one be present, then by that one alone) my true and lawful agents and proxies, with power of substitution in each, to vote as directed hereon, for and in my name, place, and stead, all shares I would be entitled to vote if personally present at the Annual Meeting of Shareholders of The Southland Corporation to be held on April 26, 1995 and at any adjournments thereof, as follows:

    1. ELECTION OF DIRECTORS-Nominees: Masatoshi Ito; Toshifumi Suzuki; Clark
    J. Matthews, II; Yoshitami Arai; Timothy N. Ashida; Jay W. Chai; Gary J. Fernandes; Masaaki Kamata; Kazuo Otsuka; Asher O. Pacholder; Nobutake Sato; Tatsuhiro Sekine; Jere W. Thompson; John P. Thompson.
    2. RATIFICATION OF AUDITORS-Ratification of the appointment of Coopers & Lybrand L.L.P., certified public accountants, to be the independent auditors of the Company for 1995.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SOUTHLAND CORPORATION AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MARKED ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS 1. AND 2., THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AND "FOR" ITEM 2. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.

                        (Please sign on the reverse side)

                                                         SEE REVERSE SIDE

/X/ Please mark your                                  SHARES IN YOUR NAME
    votes as in this
    example.


                      FOR         WITHHELD
1. Election of        / /            / /
   Directors
   (SEE REVERSE)

For, except vote withheld from the following nominee(s):

_________________________________________________________

                                         FOR         AGAINST     ABSTAIN
2. Ratification of the appoint-          / /           / /         / /
ment of the accounting firm of
Coopers & Lybrand L.L.P., as
independent auditors of the
Company for 1995.

3. Other Business-In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

If you plan to attend the meeting in
person, please check this box.             / /

SIGNATURE(S) ________________________________ DATE _____________

SIGNATURE(S) ________________________________ DATE _____________

Date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as an administrator, executor, trustee, attorney, guardian, corporate officer, or in any other capacity, please give full title as such. Receipt of 1994 Annual Report and March 22, 1995 Notice and Proxy Statement is hereby acknowledged.